Exhibit 99.1


            Adept Technology Announces New Chairman and CEO

    LIVERMORE, Calif.--(BUSINESS WIRE)--Nov. 4, 2003--Adept Technology, Inc. (OTCBB:ADTK.OB), a leading manufacturer of flexible automation for the semiconductor, life sciences, electronics and automotive industries, today announced the appointment of Robert H. Bucher as its new chairman and chief executive officer, effective immediately. He will succeed Brian Carlisle, who has been chairman and chief executive officer since he co-founded Adept in 1983. Carlisle will continue as a director of Adept and assume a new role as Adept's president, reporting to Bucher. In his new position, Carlisle will continue to play an active role in the management of the company, with direct responsibility for engineering and operations.

    Carlisle commented, "Mr. Bucher has over 23 years of executive management experience, many within the process automation industry, and has helped both small divisions and large companies achieve profitable growth. His proven skills and management style are an excellent match for Adept's continued evolution, and should enhance the company's ability to capitalize on opportunities that may arise in our improving economic climate."

    Prior to joining Adept, Bucher held executive positions of various capacities at Measurex Corporation, a global market leader and innovator in process optimization that was acquired by Honeywell International in 1998, including executive vice president of worldwide operations where he defined, developed and successfully launched advanced vertical market products, which targeted high margin markets and resulted in increased sales, market share and product margins. Bucher also served as vice president of corporate marketing and president of Measurex's Devron subsidiary. One of his accomplishments included the successful launch of the first "open systems" based process optimization software, which redefined the process optimization systems market and allowed Measurex to dominate the industry for many years. Bucher was also involved in successfully guiding Measurex and Honeywell International through their merger in 1998. Additionally, from 1998 to 2001, Bucher held the position of president and chief executive officer of Norsat International Inc., a Canadian company that evolved under his leadership from a distributor of satellite television electronics and services to a full digital media infrastructure solution provider.

    Bucher commented, "I am excited at the opportunity to work with Adept. I believe this company has tremendous potential and I am looking forward to successfully leading Adept in the global marketplace. With Adept's current technology leadership, our focus will be geared towards establishing leadership in key market segments, through a commitment to customers and through the development of a refined, more profitable business model. I expect that our foundation of advanced products, skilled personnel and services coupled with positive customer acceptance will lead to increased value for our shareholders and opportunities for Adept and our employees."

    This press release contains certain forward-looking statements including statements regarding products, cash balances, expenses, revenue and future operating results that involve a number of risks and uncertainties. The company's actual results could differ materially from those expressed in any of the above forward-looking statements for a variety of reasons, including but not limited to, its customers ability to pay invoices in a timely manner, the risk that some of its customers may become insolvent, future economic, competitive and market conditions including those in Europe and Asia and those related to the company's strategic markets; the company's continuing operating losses causing the company to need to raise additional financing in the future; the cyclicality of capital spending of the company's customers, including in the semiconductor industry and lack of long-term customer contracts; the company's dependence on the continued growth of the intelligent automation market; the company's highly competitive industry; rapid technological change within the intelligent automation industry; the lengthy sales cycles for the company's products; the company's significant fixed costs which are not easily reduced; the risks associated with sole or single sources of supply and lengthy procurement lead times; the risks associated with acquisitions, including integration risks associated with our previous acquisitions; the risks associated with product defects; the potential delays associated with the development and introduction of new products or software releases; or decreased acceptance of the company's new or current products in the marketplace. In addition, management's estimate of cash available during any fiscal quarter is based upon its estimates as to the timing of cash receipts and when its obligations become due during the fiscal quarter. If management's estimates of timing or amounts prove inaccurate, the company could consume substantially all of its cash.

    For a discussion of additional risk factors relating to Adept's business, see Adept's annual report on Form 10-K for the fiscal year ended June 30, 2003, as amended, including the discussion in Management's Discussion and Analysis of Financial Condition and
Results of Operations contained therein.

    Adept Technology, Inc. designs, manufactures and markets intelligent production automation solutions to its customers in many industries including the food, electronics/communications, automotive, appliance, semiconductor, original equipment manufacturer, or OEM, and life sciences industries. Adept utilizes its comprehensive product portfolio of high precision mechanical components, solid state controllers and application development software (not generally sold separately) to deliver automation solutions that meet its customer's increasingly complex manufacturing requirements. Adept was incorporated in California in 1983. More information is available at www.adept.com.

    CONTACT: Adept Technology, Inc.
             Michael Overby, 925-245-3423
             investor.relations@adept.com